Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2013 (July 8, 2013 as to Note 2, Discontinued and Held-for-Sale Operations, Note 22, Derivative Instruments and Hedging Activities, and Note 31, Subsequent Events), relating to the consolidated financial statements of Ally Financial Inc., and our report dated March 1, 2013, relating to the effectiveness of Ally Financial Inc.’s internal control over financial reporting, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

December 23, 2013